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                                                                   EXHIBIT 23.02


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hybrid Networks, Inc., of our report dated April 23, 1999, except for the last two paragraphs of Note 16 which are as of May 5, 1999, relating to the balance sheets as of December 31, 1998 and 1997 and the related statements of operations, shareholders' equity and cash flows and financial statement schedule for the years then ended, which reports appear in the December 31, 1998 annual report on Form 10-K of Hybrid Networks.


/s/  HEIN + ASSOCIATES LLP
HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
July 8, 1999